U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 5                                                     OMB APPROVAL
                                                   ---------------------------
[ ] CHECK THIS BOX IF NO LONGER                    OMB NUMBER        3235-0362
    SUBJECT TO SECTION 16.                         EXPIRES:   SEPTEMBER 30, 1998
    FORM 4 OR FORM 5 OBLIGATIONS                   EXTIMATED AVERAGE BURDEN
    MAY CONTINUE. SEE INSTRUCTION                  HOURS PER RESPONSE......1.0
    1(b).

[X] FORM 3 HOLDINGS REPORTED

[ ] FORM 4 TRANSACTIONS REPORTED

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(f)
                      OF THE INVESTMENT COMPANY ACT OF 1940
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1. Name and Address of Reporting Person

   THOMAS O'ROURKE
   35 KING STREET
   ENGLEWOOD, NJ 07631

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2. Issuer Name and Ticker or Trading Symbol

   DME INTERACTIVE HOLDINGS, INC. (DGMF)


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3. IRS or Social Security Number or Reporting Person (Voluntary)


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4. Statement for Month/Year

     12/99

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer (Check all applicable)
     [X] Director                            [ ] 10% Owner
     [ ] Officer (give title below)          [ ] Other (specify below)


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7. Individual or Joint/Group filing (Check Applicable Line)
     [ ] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
           OR BENEFICIALLY OWNED
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

1. Title       2. Trans-      3. Trans-      4. Securities Acquired (A)    5. Amount of        6. Owner-      7. Nature of
of Security    action         action         or Disposed of (D)            Securities          Ship Form:     Indirect Bene-
(Instr. 3)     Date           Code           (Instr. 3, 4 and 5)           Beneficially        Direct (D)     ficial Owner-
               (Month/        (Instr.8)                                    Owned at            or Indirect    ship
               Day/Year)  ----------------------------------------------   End of Month        (I)            (Instr. 4)
                              Code    V      Amount    (A) or    Price     (Instr. 3 and 4)    (Instr. 4)
                                                       (D)
------------------------------------------------------------------------------------------------------------------------------

Common Stock    (1)            3                                             1,624,000           I                 (2)




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
(1)  Mr. O'Rourke became a director in December 1999.

(2) Such shares are owned by the Tortoise Group, LLC for which Mr. O'Rourke is the principal member and manager.




*If the form is filed by more than one reporting person, see Instruction
 4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (7/97)

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TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (e.g., puts, calls, warrants, options, convertible securities)
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

1. Title   2. Conver-  3. Trans-  4. Transac-  5. Number  6. Date      7.Title and  8. Price     9. Number of  10. Owner- 11. Nature
of Deriv-  sion or     action     tion Code    of Deriv-  Exerciable   Amount of    of Deriva-   Derivative    ship Form  of Indir-
ative      Exercise    Date       (Instr. 8)   ative Se-  and Expir-   Underlying   tive Secur-  Securities    of Deriv-  ect Bene-
Security   Price of    (Month/                 curities   ation Date   Securities   ity (Instr.  Beneficially  ative Se-  ficial
(Instr. 3) Derivative  Day/Year)               Acquired   (Month/Day/  (Instr.      5)           Owned at End  curity:    Ownership
           Security                            (A) or      Year)       3 & 4)                    of Month      Direct     (Instr. 4)
                                               Disposed   -------------------------              (Instr. 4)    (D) or
                                               of (D)     Date    Expir-      Amt. or                          Indirect
                                               (Instr.    Exer-   ation Title Num. of                          (I) (Instr.
                                               3, 4 & 5)  cisable Date        Shares                          4)
                                   ---------------------
                                   Code   V   (A)   (D)
------------------------------------------------------------------------------------------------------------------------------------




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

Explanation of Responses:





/s/ THOMAS O'ROURKE                                            FEBRUARY 15, 2000
-------------------                                            -----------------
   ** Signature of Reporting Person                            Date